Exhibit 10.1

ZIMMER BIOMET HOLDINGS, INC.

2009 STOCK INCENTIVE PLAN

THREE-YEAR PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

To encourage your continued employment with Zimmer Biomet Holdings, Inc. (the “Company”) or its Affiliates, you have been granted this restricted stock unit (“RSU”) award (“Award”) pursuant to the Company’s 2009 Stock Incentive Plan (“Plan”). Each RSU represents an unfunded, unsecured promise by the Company to deliver one share of Common Stock (“Share”) to you, subject to the fulfillment of the vesting requirements set forth in this agreement and in Annex A to this agreement (collectively, the “Agreement”) and all other restrictions, terms and conditions contained in this Agreement and in the Plan.  Except as may be required by law, you are not required to make any payment (other than payments for Tax-Related Items pursuant to Section 7 hereof) or provide any consideration other than the rendering of future services to the Company or its Affiliates.  Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan.

Important Notice. If you do not wish to receive the RSUs and/or do not consent and agree to the terms and conditions on which the RSUs are offered, as set forth in this Agreement and the Plan, then you must reject the RSUs no later than 60 days following the Grant Date specified in Section 1 hereof. If you reject the Award, any right to the underlying RSUs will be cancelled. Your failure to reject the Award within this 60-day period will constitute your acceptance of the RSUs and your agreement with all terms and conditions of the Award, as set forth in this Agreement and the Plan.

1.Grant Date  _______ __, 2018 the “Grant Date”).

2.Number of RSUs Subject to this Award  The target number of RSUs subject to this Award was communicated to you separately and is posted to your online Zimmer Biomet long-term incentive plan account (administered as of the Grant Date by Computershare).

3.Vesting Schedule  This Award is based on a three-year performance period from January 1, 2018 to December 31, 2020 (the “Performance Period”) and includes three measurement periods within that Performance Period as set forth in Annex A.  No RSUs will be earned with respect to any measurement period unless and until the Committee determines the extent to which the performance criteria set forth in Annex A have been met with respect to such measurement period.  As soon as practicable following the availability of audited results of the Company for the last year in each measurement period, the Committee will determine whether and the extent to which the performance criteria in Annex A have been satisfied and the number of RSUs earned with respect to that measurement period (“Earned RSUs”).  Except as otherwise set forth in Sections 6, 15 and 16 below, provided that you have been continuously employed by the Company or its Affiliates since the Grant Date, (i) the Earned RSUs, if any, with respect to the first measurement period will become vested and nonforfeitable on the first anniversary of the Grant Date (or, if later, the date the Committee makes its determination) (the “First Scheduled Vest Date”); (ii) the Earned RSUs, if any, with respect to the second measurement period will become vested and nonforfeitable on the second anniversary of the Grant Date (or, if later, the date the Committee makes its determination) (the “Second Scheduled Vest Date”); and (iii) the Earned RSUs, if any, with respect to the third measurement period will become vested and nonforfeitable on the third anniversary of the Grant Date (or, if later, the date the Committee makes its determination) (the “Third Scheduled Vest Date”). The period from the Grant Date until the Third Scheduled Vest Date is referred to in this Agreement as the “Restriction Period”.

4.Stockholder Rights  You will have none of the rights of a holder of Common Stock (including any voting rights, rights with respect to cash dividends paid by the Company on its Common Stock or any other rights whatsoever) until the Award is settled by the issuance of Shares to you.

5.Conversion of Earned RSUs and Issuance of Shares  Subject to the terms and conditions of this Agreement and the Plan, the Company will transfer Shares to you within 60 days after each of the First Scheduled Vest Date, the Second Scheduled Vest Date and the Third Scheduled Vest Date for Earned RSUs.  No fractional Shares will be issued under this Agreement.  The Company will not be required to issue or deliver any Shares prior to (a) the admission of such Shares to listing on any stock exchange on which the stock may then be listed, (b) the completion of any registration or other qualification of such Shares under any state or federal law or rulings or regulations of any governmental regulatory body, or (c) the obtaining of any consent or approval or other clearance from any governmental agency, which the Company shall, in its sole discretion, determine to be necessary or advisable.  The

Three-Year Performance-Based RSU Award (2018) 1

Exhibit 10.1

Company reserves the right to determine the manner in which the Shares are delivered to you, including but not limited to delivery by direct registration with the Company’s transfer agent.

6.Termination of Employment

(a)For all purposes of this Agreement, the term “Employment Termination Date” shall mean the earlier of (i) the date, as determined by the Company, that you are no longer actively employed by the Company or an Affiliate of the Company, and in the case of an involuntary termination, such date shall not be extended by any notice period mandated under local law (e.g., active employment would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); or (ii) the date, as determined by the Company, that your employer is no longer an Affiliate of the Company.

(b)(i) A transfer of your employment from the Company to an Affiliate, or vice versa, or from one Affiliate to another, (ii) a leave of absence, duly authorized in writing by the Company, for military service or sickness or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days, and (iii) a leave of absence in excess of ninety (90) days, duly authorized in writing by the Company, provided your right to reemployment is guaranteed either by a statute or by contract, shall not be deemed a termination of employment.  However, your failure to return to the employ of the Company at the end of an approved leave of absence shall be deemed a termination.  During a leave of absence as defined in (ii) or (iii), you will be considered to have been continuously employed by the Company.

(c)Except as set forth below, if your Employment Termination Date occurs before the Third Scheduled Vest Date, RSUs subject to this Award that are not already vested as of your Employment Termination Date shall be forfeited and immediately cancelled.

(d)If after you have been continuously employed by the Company or its Affiliates for one year or more from the Grant Date, you terminate employment on account of Retirement or death, all time-based restrictions imposed under this Award will lapse as of your Employment Termination Date, but this Award will continue to be subject to the satisfaction of the performance criteria set forth in Annex A; the number of Earned RSUs, if any, for each measurement period, as determined by the Committee, will vest and become nonforfeitable on the Scheduled Vest Date applicable to such measurement period (subject to any applicable requirements described in the definition of “Retirement” in the Plan).

(e)In the event of your death prior to the delivery of Shares issuable pursuant to Earned RSUs under this Agreement, such Shares shall be delivered to the duly appointed legal representative of your estate or to the proper legatees or distributees thereof, upon presentation of documentation satisfactory to the Committee.

7.Responsibility for Taxes

(a)You acknowledge that, regardless of any action taken by the Company or, if different, your actual employer (the “Employer”), the ultimate liability for all income tax (including federal, state and local taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you or deemed by the Company or the Employer to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer.  You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the Award, the vesting or settlement of the RSUs, the conversion of the RSUs into Shares, the subsequent sale of any Shares acquired at vesting or the receipt of any dividends; and (ii) do not commit to, and are under no obligation to, structure the terms or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve any particular result.  Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to any relevant taxable or tax withholding event, as applicable, you agree to pay, or make adequate arrangements satisfactory to the Company or to the Employer (in their sole discretion) to satisfy all Tax-Related Items.  In this regard and, if permissible under local law, you authorize the Company and/or the Employer, at their discretion, to satisfy any applicable obligations with respect to all Tax-Related Items in one or a combination of the following:  (i) requiring you to pay an amount necessary to pay the Tax-Related Items directly to the Company (or the Employer) in the form of cash,

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check or other cash equivalent; (ii) withholding such amount from wages or other cash compensation payable to you by the Company and/or the Employer; (iii) withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization or such other authorization, without further consent, as you may be required to provide to the Company or Computershare (or any other designated broker)); or (iv) withholding in Shares to be issued upon settlement of the RSUs.  If you are a Section 16 officer of the Company under the Exchange Act (“Section 16 officer”) who is primarily providing services in the U.S., withholding obligations for Tax-Related Items shall be satisfied by the mandatory withholding in Shares.  If you are a Section 16 officer who is primarily providing services outside the U.S., any withholding in Shares to satisfy applicable withholding obligations shall be determined by the Committee prior to the applicable withholding event.

(c)Depending on the withholding method, the Company and /or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates in your jurisdiction, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Shares, and you agree that the amount withheld may exceed your actual liability.  If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(d)Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

8.Nature of Grant  In accepting the RSUs, you acknowledge, understand and agree that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(b) the Award is exceptional, discretionary, voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs even if RSUs have been awarded in the past;

(c) all decisions with respect to future RSU or other awards, if any, will be at the sole discretion of the Company;

(d) the Award and your participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Affiliate of the Company and shall not interfere with the ability of the Company, the Employer or any Affiliate of the Company, as applicable to terminate your employment or service relationship (if any);

(e) your participation in the Plan is voluntary;

(f) the Award, the Shares subject to the RSUs, and the income from and value of same are not intended to replace any pension rights or compensation;

(g) the Award and the Shares subject to the RSUs, and the income from and value of same are not part of normal or expected compensation for purposes of calculation of any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement benefits or similar mandatory payments;

(h) the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;

(i) no claim or entitlement to compensation or damages arises from forfeiture of RSUs resulting from termination of your employment or other service relationship with the Company or the Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), or resulting from a breach or violation as described in Section 15 or Section 16 below;

(j) unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and

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(k) the following provisions apply only if you are providing services outside the United States: (i) the Award and the Shares subject to the RSUs are not part of normal or expected compensation or salary for any purpose; (ii) neither the Company, the Employer nor any other Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

9.No Advice Regarding Grant  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares.  You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

10.Data Privacy  You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other RSU Award materials (“Data”) by and among, as applicable, the Company, the Employer and any other Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number (e.g. resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other stock-based awards, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data may be transferred to Computershare or such other stock plan service provider as may be selected by the Company to assist the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than your country.  You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.  You authorize the Company, Computershare and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan.  You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that if you reside outside the United States, you may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.

Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke your consent, your employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant RSUs or any other equity awards to you or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Finally, upon the request of the Company or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

11.Change in Control  Under certain circumstances, if your employment with the Company or its Affiliates terminates during the three year period following a Change in Control of the Company, this Award may be deemed vested.  Please refer to the Plan for more information.

12.Changes in Capitalization  If prior to the expiration of the Restriction Period changes occur in

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the outstanding Common Stock by reason of stock dividends, recapitalization, mergers, consolidations, stock splits, combinations or exchanges of Shares and the like, the number and class of Shares subject to this Award will be appropriately adjusted by the Committee, whose determination will be conclusive.  If as a result of any adjustment under this paragraph you should become entitled to a fractional Share of stock, you will have the right only to the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Share so disregarded.

13.Notice  Until you are advised otherwise by the Committee, all notices and other correspondence with respect to this Award will be effective upon receipt at the following address:  Zimmer Biomet Holdings, Inc., ATTN: Employee Stock Services, 345 East Main Street, Post Office Box 708, Warsaw, Indiana  46581-0708, U.S.A.

14.No Additional Rights  Except as explicitly provided in this Agreement, this Agreement will not confer any rights upon you, including any right with respect to continuation of employment by the Company or any of its Affiliates or any right to future awards under the Plan.  In no event shall the value, at any time, of this Agreement, the Shares covered by this Agreement or any other benefit provided under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of the Company or its Affiliates unless otherwise specifically provided for in such plan.

15.Breach of Restrictive Covenants As a condition of receiving this Award, you have entered into a non-disclosure, non-solicitation and/or non-competition agreement with the Company or its Affiliates.  The Company may, at its discretion, require execution of a restated non-disclosure, non-solicitation and/or non-competition agreement as a condition of receiving the Award.  Should you decline to sign such a restated agreement as required by the Company and, therefore, forego receiving the Award, your most recently signed non-disclosure, non-solicitation and/or non-competition agreement shall remain in full force and effect.  You understand and agree that if you violate any provision of any such agreement that remains in effect at the time of the violation, the Committee may require you to forfeit your right to any unvested portion of the Award and, to the extent that any portion of the Award has previously vested, the Committee may require you to return to the Company the Shares covered by the Award or any cash proceeds you received upon the sale of such Shares.

16.Violation of Policies  Notwithstanding any other provisions of this Agreement, you understand and agree that if you engage in conduct (which may include a failure to act) in connection with, or that results in, a violation of any of the Company’s policies, procedures or standards, a violation of the Company’s Code of Business Conduct and Ethics, or that is deemed detrimental to the business or reputation of the Company, the Committee may, in its discretion, require you to forfeit your right to any unvested portion of the Award and, to the extent that any portion of the Award has previously vested, the Committee may require you to return to the Company the Shares covered by the Award or any cash proceeds you received upon the sale of such Shares.  The Committee may exercise this discretion at any time that you are employed by the Company or any Affiliate of the Company, and at any time during the 18-month period following the termination of your employment with the Company or any Affiliate of the Company for any reason, including, without limitation, on account of Retirement or death.

17.Consent to Electronic Delivery  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

18.Code Section 409A Compliance  To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.  The RSUs granted in this Award are intended to be short-term deferrals exempt from Section 409A, but in the event that any portion of this Award constitutes deferred compensation within the meaning of Section 409A, then the issuance of Shares covered by an RSU award shall conform to the Section 409A standards, including, without limitation, the requirement that no payment on account of separation from service will be made to any specified employee (within the meaning of Section 409A) until six months after the separation from service occurs, and the prohibition against acceleration of payment, which means that the Committee does not have the authority to accelerate settlement of this Award in the event that any portion of it constitutes deferred compensation within the meaning of Section 409A.  Any provision of the Plan

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or this Agreement that would cause this Award to fail to satisfy any applicable requirement of Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

19.Construction and Interpretation  The Board of Directors of the Company (the “Board”) and the Committee shall have full authority and discretion, subject only to the express terms of the Plan, to decide all matters relating to the administration and interpretation of the Plan and this Agreement and all such Board and Committee determinations shall be final, conclusive, and binding upon you and all interested parties.  The terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan, as amended from time to time, which shall be controlling.  This Agreement and the Plan contain the entire understanding of the parties and this Agreement may not be modified or amended except in writing duly signed by the parties.  You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other party to this Agreement.  The various provisions of this Agreement are severable and in the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.  This Agreement will be binding upon and inure to the benefit of the successors, assigns, and heirs of the respective parties.

The validity and construction of this Agreement shall be governed by the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  For purposes of litigating any dispute arising under this Agreement, the parties hereby submit and consent to the jurisdiction of the State of Indiana, agree that such litigation shall be conducted in the courts of Kosciusko County Indiana, or the federal courts for the United States for the Northern District of Indiana, where this grant is made and/or to be performed.

You acknowledge that you are proficient in the English language and understand the provisions of this Agreement and the Plan.  If you have received this Agreement or any other document related to the Plan translated into a language other than English and if meaning of the translated version is different from the English version, the English version will control.

20.Insider Trading/Market Abuse Laws  You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed in applicable jurisdictions, including the United States; your country or the country of the applicable stock plan service provider, which may affect your ability to accept, acquire, sell, attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company.  You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.

21.Foreign Asset/Account Reporting  Please be aware that your country may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside your country.  You may be required to report such accounts, assets or transactions to the tax or other authorities in your country.  You acknowledge that it is your responsibility to be compliant with such regulations, and you should speak to your personal advisor on this matter.

22.Compliance with Laws and Regulations  Notwithstanding any other provisions of this Agreement, you understand that the Company will not be obligated to issue any Shares pursuant to the vesting of the RSUs if the issuance of such Shares shall constitute a violation by you or the Company of any provision of law or regulation of any governmental authority.  Any determination by the Company in this regard shall be final, binding and conclusive.

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23.Addendum  Your Award shall be subject to any special provisions set forth in the Addendum to this Agreement for your country, if any.  If you relocate to one of the countries included in the Addendum during the Restriction Period, the special provisions for such country shall apply to you, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons.  The Addendum, if any, constitutes part of this Agreement.

24.Imposition of Other Requirements  The Company reserves the right to impose other requirements on your participation in the Plan, on the Award and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

25.Recoupment  Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (ii) similar rules under the laws of any other jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you.

26.Acceptance  If you do not agree with the terms of this Agreement and the Plan, you must reject the Award no later than 60 days following the Grant Date; non-rejection of the Award will constitute your acceptance of the Award on the terms on which they are offered, as set forth in this Agreement and the Plan.

ZIMMER BIOMET HOLDINGS, INC.

By:

     Chad F. Phipps

     Senior Vice President,

     General Counsel and Secretary

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Annex A

PERFORMANCE CRITERIA

Performance will be measured 50% on revenue growth and 50% on relative total shareholder return (TSR), as described further below.

•	Performance on each metric will be measured over a one-year (2018), two-year (2018-2019) and three-year (2018-2020) period relative to 2017.
•	There is a possible payout following each of the three measurement periods.
•	The revenue and TSR component payouts will be determined independently and then added together for the total payout for each of the three measurement periods.
•

As illustrated in the below table, RSUs not earned in an earlier measurement period due to below-target performance may be earned in a later measurement period as a result of improved performance.  Further, above-target performance in the third measurement period will result in RSUs being earned above target on the entire award; however, the cumulative payout over the three measurement periods may not exceed 200% of the target award.

Possible Payouts as a Cumulative Percentage of Target Award
Measurement Period	1	2	3
	2018	2018-2019	2018-2020
Payout Range*	0% - 33%	0% - 67%	0% - 200%
Scheduled Vest Date**	March 20, 2019	March 20, 2020	March 20, 2021

*Payout as a cumulative percentage of target number of RSUs subject to this award; the grand total of the three payouts may not exceed 200% of the target award

** Scheduled Vest Date is later of date indicated or the date the Committee determines whether and the extent to which the performance criteria have been satisfied and the number of RSUs earned with respect to that measurement period

Revenue Growth Component (50%)
•Constant currency, compound annual growth rate (CAGR)

Revenue CAGR Over 2017
Measurement Period	1	2	3
	2018	2018-2019	2018-2020	Payout*
Stretch			%	200%
			%	150%
Target	%	%	%	100%
Threshold	%	%	%	50%
Below Threshold	%	%	%	0%

*Period 1 Payout = (Payout percentage) x (1/2 of RSUs subject to this award) x (1/3)
Period 2 Payout = Excess, if any, of [(Payout percentage) x (1/2 of RSUs subject to this award) x (2/3)] over Period 1 Payout
Period 3 Payout = Excess, if any, of [(Payout percentage) x (1/2 of RSUs subject to this award)] over [Period 1 Payout + Period 2 Payout]

Relative Total Shareholder Return (TSR) Component (50%)
•TSR measured against the S&P 500 Health Care Index constituents
•Payout under this component will be capped at target if Zimmer Biomet’s TSR is negative

Relative TSR (%ile)
Measurement Period	1	2	3
	2018	2018-2019	2018-2020	Payout*
Stretch			%	200%
			%	150%
Target	%	%	%	100%
Threshold	%	%	%	50%
Below Threshold	%	%	%	0%

*Period 1 Payout = (Payout percentage) x (1/2 of RSUs subject to this award) x (1/3)
Period 2 Payout = Excess, if any, of [(Payout percentage) x (1/2 of RSUs subject to this award) x (2/3)] over Period 1 Payout
Period 3 Payout = Excess, if any, of [(Payout percentage) x (1/2 of RSUs subject to this award)] over [Period 1 Payout + Period 2 Payout]

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